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                                                                      EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 15, 2002, except for Notes B and I as to which the date is April 15, 2002, accompanying the consolidated financial statements included in the Annual Report of Halsey Drug Co., Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of Halsey Drug Co., Inc. on Forms S-8 (Registration Nos. 333-63288 and 33-98356), pertaining to the 1998 Stock Option Plan and the 1995 Stock Option Plan.



GRANT THORNTON LLP

Melville, New York
April 15, 2002